                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                             April 1, 2002


MTI Technology Corporation
4905 East La Palma Avenue
Anaheim, California  92807

           Re: Offering of Common Stock of MTI Technology Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") of MTI Technology Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "SEC") on or about April 1, 2002, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of up to one hundred ninety thousand six hundred and seventy-eight (190,678) shares of the Company's common stock, $.001 par value per share (the "Warrant Shares"), issuable by the Company upon exercise of a warrant to purchase common stock (the "Warrant").

      As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Warrant.

      We are of the opinion that the Warrant Shares have been duly authorized and, when issued pursuant to the terms of the Warrant for the consideration set forth therein, will be legally issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.


                                                    Very truly yours,

                                                    /s/ Morrison & Forester LLP